Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-125987, 333-136869 and 333-148813) of Winthrop Realty Trust of our report dated March 16, 2009, except as to the accounting for non-controlling interests described in Note 2 which is as of August 26, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K of Winthrop Realty Trust dated August 27, 2009.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 27, 2009

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